Exhibit 99.1

NEWS RELEASE	Oct 11, 2007

FSI Announces Low Cost Financing for Construction of New Facility

VICTORIA, BRITISH COLUMBIA, Oct. 11, 2007 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technologies, as well as anti-scalant technology. Today the Company announces a low interest rate financing to cover a significant portion of the cost of the aspartic acid facility in Alberta.

In order to prevent dilution to FSI shareholders, management has obtained a loan for $2 million Canadian at 5%. The loan is interest only in year 1, while the new facility is prepared for production. A 5 year interest and principle repayment term then begins in year 2. US$3 million has already been raised in an equity financing to build the facility.

With regard to expansion of manufacturing to include aspartic acid, FSI will begin refitting the newly purchased building by November 30, 2007, the closing date. CEO Dan O’Brien states, “We expect production from this facility to begin in Third Quarter, 2008 with full production in Fourth Quarter, 2008.”  Mr. O’Brien continues, “It is anticipated that the new facility will reduce the NanoChem Division’s input costs (of aspartic acid), resulting in profit margins for TPA that were experienced a number of years ago, when the price of crude oil was much lower. We expect that the combination of better margins and government regulation in our product’s favor will improve our cash flow and profits. The continued increase in the cost of competing oil derived and non-biodegradable products should allow Flexible Solutions easier access to the large main stream detergent and water treatment industries.”

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant.  WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and, further results in reduced indoor humidity. The Company’s Ecosavr product targets the residential swimming pool market. The Company’s Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Company Contacts
Jason Bloom
Tel: 250.477.9969
Toll Free: 800.661.3560
Fax: 250.477.9912
Email: info@flexiblesolutions.com

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To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com